As filed with the Securities and Exchange Commission on November 18, 2020

Registration No. 333-_____________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

_________

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

_______________________________________

DIGIRAD CORPORATION
(Exact name of registrant as specified in its charter)

_______________________________________________________________

Delaware (State or other jurisdiction of incorporation or organization)	33-0145723 (I.R.S. Employer Identification No.)
1048 Industrial Court Suwanee, GA (Address of Principal Executive Offices)	30024 (Zip Code)

Digirad Corporation 2018 Incentive Plan

(Full title of the plan)

Matthew G. Molchan

President and Chief Executive Officer

Digirad Corporation

1048 Industrial Court

Suwanee, Georgia 30024

(Name and address of agent for service)

(858) 726-1600

(Telephone number, including area code, of agent for service)

Copy to:

Adam W. Finerman, Esq.
Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, NY 10019
(212) 451-2300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

_________________________

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered (1)(2)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.0001 par value	316,040 shares	$2.59 (3)	$818,543.60 (3)	$89.30 (3)

1. Digirad Corporation (the “Company” or the “Registrant”) previously registered an aggregate of 188,338 shares of common stock, par value $0.0001 per share (“Common Stock”) of the Company on registration statement on Form S-8 (File No. 333-228214) (the “2018 Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on November 6, 2018. The shares registered on the 2018 Registration Statement consisted of: shares registered for the first time pursuant to the Digirad Corporation 2018 Incentive Plan (the “2018 Plan”), plus shares (the “Initial Carryover Shares”) previously registered under the Digirad Corporation 2014 Equity Incentive Award Plan (the “2014 Plan”) on Form S-8, filed with the Commission on June 6, 2014 (Registration Statement No. 333-196562) (the “2014 Registration Statement”).

On July 31, 2020, the stockholders of the Company approved an amendment to the 2018 Plan to, among other things, increase the number of shares of Common Stock authorized for issuance under 2018 Plan from 150,000 shares (plus certain shares available under prior plans) to 450,000 shares (plus certain shares available under prior plans).

This registration statement on Form S-8 is being filed to register an additional 316,040 shares of our Common Stock available for future issuance under the 2018 Plan, as amended effective as of July 31, 2020 (the “Amended 2018 Plan”), consisting of (a) 300,000 shares being registered for the first time pursuant to the Amended 2018 Plan, plus (b) 16,040 shares (the “Additional Carryover Shares”) previously registered under the 2014 Plan on the 2014 Registration Statement. The Additional Carryover Shares, which were not included in the 2018 Registration Statement, have again become available after November 2, 2018, for issuance pursuant to the reserved share replenishment provisions of the 2014 Plan and may now be issued under the Amended 2018 Plan. A post-effective amendment to the 2014 Registration Statement to deregister the Additional Carryover Shares was filed immediately prior to the filing of this registration statement.

On June 4, 2019, the Company effected a reverse stock split of the issued and outstanding shares of its common stock at a ratio of 1-for-10 (the “Reverse Stock Split”). All share amounts contained herein have been adjusted to reflect the Reverse Stock Split.

2. In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

3. Pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended, the proposed maximum offering price per share, proposed maximum aggregate offering price and the amount of the registration fee are calculated based on the average of the high and low prices of the Registrant’s common stock on the NASDAQ Global Market on November 13, 2020. The Registrant is paying registration fees with respect to both the 300,000 shares of Common Stock being newly registered hereby and the Additional Carryover Shares.  Pursuant to General Instruction E to Form S-8, a filing fee is only being paid with respect to the registration of additional securities under the Amended 2018 Plan.

2

EXPLANATORY NOTE

Digirad Corporation (the “Company” or the “Registrant”) is filing this registration statement on Form S-8 (this “Registration Statement”) to register an additional 316,040 shares (the “Additional Shares”) of its common stock, $0.0001 per share (“Common Stock”), issuable pursuant to the terms and in the manner set forth in the Digirad Corporation 2018 Incentive Plan (the “2018 Plan”), as amended effective as of July 31, 2020 (the “Amended 2018 Plan”). On July 31, 2020, the stockholders of the Company approved an amendment to the 2018 Plan in order to, among other things, increase the number of shares of Common Stock authorized for issuance under the 2018 Plan from 150,000 shares (plus certain shares available under prior plans) to 450,000 shares (plus certain shares available under prior plans). The shareholders of Company originally approved the 2018 Plan on April 27, 2018 (the “Effective Date”).

On June 4, 2019, the Company effected a reverse stock split of the issued and outstanding shares of its common stock at a ratio of 1-for-10 (the “Reverse Stock Split”). All share amounts contained in this Registration Statement have been adjusted to reflect the Reverse Stock Split.

The Additional Shares consist of: (a) 300,000 shares of Common Stock (the “Additional Plan Shares”); and (b) shares of Common Stock (of which there are 16,040 shares) that, on or after November 3, 2018, have again become available for issuance pursuant to the reserved share replenishment provisions of the Digirad Corporation 2014 Equity Incentive Award Plan (the “2014 Plan”) as a result of (i) stock options issued thereunder expiring or becoming unexercisable for any reason before being exercised in full, or (ii) restricted stock being forfeited to the Company or repurchased by the Company pursuant to the terms of the agreements governing such shares (the “Additional Carryover Shares”).

A registration statement on Form S-8 (File No. 333-228214) (the “2018 Registration Statement”) was filed with the Securities and Exchange Commission (the “Commission”) on November 6, 2018, registering the initial 188,338 shares of Common Stock available for issuance under the 2018 Plan on the Effective Date consisting of (a) 150,000 shares of Common Stock (the “Initial Plan Shares”); (b) shares of Common Stock (of which there were 30,867 shares) remaining available for future grants under the 2014 Plan as of the Effective Date (the “Available 2014 Plan Shares”); and (c) shares of Common Stock (of which there were 7,471 shares) that, between the Effective Date and before November 3, 2018, again become available for issuance pursuant to the reserved share replenishment provisions of the 2014 Plan (the “Initial Replenishment Shares”) as a result of (i) stock options issued thereunder expiring or becoming unexercisable for any reason before being exercised in full, and (ii) restricted stock being forfeited to the Company or repurchased by the Company pursuant to the terms of the agreements governing such shares. The Available 2014 Plan Shares and the Initial Replenishment Shares are collectively referred to herein as the “Initial Carryover Shares.” The Company’s authority to grant new awards under the 2014 Plan terminated upon shareholder approval of the 2018 Plan on the Effective Date.

The Initial Carryover Shares (of which there were 38,338 shares) and the Additional Carryover Shares (of which there are 16,040 shares) were previously registered under the 2014 Plan on Form S-8, filed with the Commission on June 6, 2014 (Registration Statement No. 333-196562) (the “2014 Registration Statement”).  The 2014 Registration Statement registered an aggregate of 150,674 shares of Common Stock.  A post-effective amendment to the 2014 Registration Statement to deregister the Initial Carryover Shares was filed immediately prior to the 2018 Registration Statement. A post-effective amendment to the 2014 Registration Statement to deregister the Additional Carryover Shares was filed immediately prior to the filing of this Registration Statement.

This Registration Statement relates to securities of the same class as that to which the 2018 Registration Statement relates, and is submitted in accordance with General Instruction E to Form S-8 regarding registration of additional securities. Pursuant to General Instruction E to Form S-8, the contents of the 2018 Registration Statement are incorporated by reference into this Registration Statement, except that the provisions contained in Part II of the Prior Registration Statements are modified as set forth in this Registration Statement.

3

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Item 1 and Item 2 of Part I of Form S-8 is omitted from this filing in accordance with Rule 428 under the Securities Act and the introductory note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Certain Documents by Reference.

The following documents filed by the Company with the Commission are hereby incorporated by reference herein (other than any such documents or portions thereof that are furnished under Item 2.02 or Item 7.01 of Form 8-K, unless otherwise indicated therein, including any exhibits included with such Items):

•	our Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC on March 9, 2020, and the amendment to our Annual Report on Form 10-K/A filed with the SEC on April 17, 2020;

•	our Quarterly Reports on Form 10-Q for the quarter ended September 30, 2020, as filed with the SEC on November 13, 2020; the quarter ended March 31, 2020, as filed with the SEC on May 15, 2020; and for the quarter ended June 30, 2020, as filed with the SEC on August 13, 2020;

•	our Current Reports on Form 8-K filed with the SEC on February 6, 2020, April 7, 2020, May 1, 2020, May 6, 2020, May 29, 2020, June 10, 2020, July 20, 2020, July 21, 2020, August 3, 2020, and November 3, 2020;

•	the description of the Company’s Common Stock contained in the Company’s registration statement on Form 8-A filed under Section 12(g) of the Exchange Act on June 3, 2004, and any subsequent amendment or report filed for the purpose of updating or amending such description, including the description of the Company’s Common Stock included as Exhibit 4.1 to the Company’s Quarterly Report on Form 10-Q filed with the Commission on August 13, 2020; and

•	our Definitive Proxy Statement on Schedule 14A filed with the SEC on July 1, 2020.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement (other than any such documents or portions thereof that are furnished under Item 2.02 or Item 7.01 of Form 8-K, unless otherwise indicated therein, including any exhibits included with such Items), prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

4

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein or in any subsequently filed document that is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6. Indemnification of Officers and Directors.

Our restated certificate of incorporation (the “Certificate of Incorporation”) provides that, to the fullest extent permitted by law, a director of the Company (also referred to herein as, the “Corporation”) shall not be personally liable to the Company or to its stockholders for monetary damages for any breach of fiduciary duty as a director.

Article V of our Certificate of Incorporation also provides:

“(A) EXCULPATION. A director of the Corporation (each, a “Director” and collectively, the “Directors”) shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the Director derived any improper personal benefit. If the Delaware General Corporation Law is hereafter amended to further reduce or to authorize, with the approval of the Corporation’s stockholders, further reductions in the liability of the Directors for breach of fiduciary duty, then a Director shall not be liable for any such breach to the fullest extent permitted by the Delaware General Corporation Law as so amended.

(B) INDEMNIFICATION. To the extent permitted by applicable law, the Corporation is also authorized to provide indemnification of (and advancement of expenses to) such agents (and any other persons to which Delaware law permits the Corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested Directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the Delaware General Corporation Law, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to the Corporation, its stockholders and others.

(C) EFFECT OF REPEAL OR MODIFICATION. Any repeal or modification of any of the foregoing provisions of this Article V shall be prospective and shall not adversely affect any right or protection of a Director, officer, agent or other person existing at the time of, or increase the liability of any Director with respect to any acts or omissions of such Director occurring prior to, such repeal or modification.”

5

Furthermore, our amended and restated bylaws (the “Bylaws”) provides:

“Section 1. The corporation shall indemnify its Directors and executive officers to the fullest extent not prohibited by the Delaware General Corporation Law; provided, however, that the corporation may limit the extent of such indemnification by individual contracts with its Directors and executive officers; and, provided, further, that the corporation shall not be required to indemnify any Director or executive officer in connection with any proceeding (or part thereof) initiated by such person or any proceeding by such person against the corporation or its Directors, officers, employees or other agents unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Board of Directors of the corporation, or (iii) such indemnification is provided by the corporation, in its sole discretion, pursuant to the powers vested in the corporation under the Delaware General Corporation Law.

Section 2. The corporation shall have power to indemnify its other officers, employees and other agents to the fullest extent permitted by the Delaware General Corporation Law.”

Section 145 of the Delaware General Corporation Law also provides for indemnification of officers, directors, employees, and agents of Delaware corporations. It is set forth below:

“Section 145. Indemnification of officers, directors, employees and agents; insurance.

(a)	A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b)	A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

6

(c)	To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d)	Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer of the corporation at the time of such determination:
(1)	By a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum; or

(2)	By a committee of such directors designated by majority vote of such directors, even though less than a quorum; or

(3)	If there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion; or

(4)	By the stockholders.

(e)	Expenses (including attorneys’ fees) incurred by an officer or director of the corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents of the corporation or by persons serving at the request of the corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f)	The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to the certificate of incorporation or the bylaws after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

7

(g)	A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h)	For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i)	For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j)	The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k)	The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).

We have entered into, and intend to continue to enter into, separate indemnification agreements with our directors, executive officers, and other key employees, in addition to the indemnification provided for in our Certificate of Incorporation and Bylaws. We also have directors and officers insurance which includes insurance for claims against these persons brought under securities laws.

8

Item 8.  Exhibits.

Exhibit Number	Description

4.1	Form of Common Stock Certificate Specimen (incorporated by reference to Exhibit 4.1 to the Company’s amendment to its Registration Statement on Form S-1/A (File No. 333-237928) filed with the SEC on May 26, 2020).

4.2	Promissory Note, dated January 12, 2018, made by ATRM Holdings, Inc. for the benefit of Lone Star Value Co-Invest I, LP (incorporated by reference to Exhibit 4.1 to ATRM Holdings, Inc.’s Current Report on Form 8-K filed with the SEC on January 19, 2018).

4.3	Promissory Note, dated June 1, 2018, made by ATRM Holdings, Inc. for the benefit of Lone Star Value Co-Invest I, LP (incorporated by reference to Exhibit 4.1 to ATRM Holdings, Inc.’s Current Report on Form 8-K filed with the SEC on June 7, 2018).

4.4	Promissory Note, dated December 17, 2018, made by ATRM Holdings, Inc. for the benefit of Lone Star Value Management, LLC (incorporated by reference to Exhibit 4.2 to ATRM Holdings, Inc.’s Current Report on Form 8-K filed with the SEC on December 18, 2018).

4.5	Form of Common Stock Purchase Warrant (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed with the SEC on May 29, 2020).

4.6	Warrant Agent Agreement, dated May 28, 2020, between Digirad Corporation and American Stock Transfer & Trust Company, LLC (incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K filed with the SEC on May 29, 2020).

4.7	Form of Maxim Warrant (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Commission on May 29, 2020, referencing Exhibit 1.1 (Underwriting Agreement) to the same Current Report on Form 8-K).

5.1*	Opinion of Olshan Frome Wolosky LLP (and consent).

23.1*	Consent of Independent Registered Public Accounting Firm – BDO USA, LLP

23.2*	Consent of Olshan Frome Wolosky LLP (included in its opinion filed herewith as Exhibit 5.1).

24*	Powers of Attorney (included on the signature page to this Registration Statement).

99.1	Digirad Corporation 2018 Incentive Plan, as amended July 31, 2020 (incorporated by reference to Exhibit 10.11 to the Company’s Quarterly Report on Form 10-Q filed with the SEC on August 13, 2020).

________________________

* Filed herewith.

9

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Suwanee, State of Georgia, on November 18, 2020.

DIGIRAD CORPORATION

By:	/s/ Matthew G. Molchan
Matthew G. Molchan
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each of Matthew G. Molchan and David J. Noble as his attorney-in-fact and agent, with full power of substitution for him and in his name, place or stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Matthew G. Molchan	President, Chief Executive Officer and Director (Principal Executive Officer)	November 18, 2020
Matthew G. Molchan

/s/ David J. Noble	Chief Operating Officer and Chief Financial Officer (Principal Financial and Accounting Officer)	November 18, 2020
David J. Noble

/s/ Jeffrey E. Eberwein	Director (Chairman of the Board of Directors)	November 18, 2020
Jeffrey E. Eberwein

/s/ Michael A. Cunnion	Director	November 18, 2020
Michael A. Cunnion

/s/ John W. Sayward	Director	November 18, 2020
John W. Sayward

/s/ Mitchell I. Quain	Director	November 18, 2020
Mitchell I. Quain